May 23, 2019

Paul Saleh
President and Chief Executive Officer
CRA International, Inc.
200 Clarendon Street
Boston
MA 02116-5092

       Re: CRA International, Inc.
           Form 10-K for Fiscal Year Ended December 29, 2018
           Filed February 28, 2019
           Form 10-Q for Fiscal Quarter Ended March 30, 2019
           Filed May 2, 2019
           File No. 000-24049

Dear Mr. Saleh:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications